Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Albany Molecular Research, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and related financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report on the effectiveness of internal control over financial reporting as of December 31, 2015 contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, Aptuit’s Glasgow, UK business, Aptuit’s Solid State Chemical Information business, Gadea Grupo Farmaceutico, S.L. and Whitehouse Analytical Laboratories, LLC (collectively, the “Acquired Businesses”). The Acquired Businesses represent 17% of consolidated assets and approximately 19% of consolidated revenues in the consolidated financial statements of Albany Molecular Research, Inc. as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Albany Molecular Research, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquired Businesses.

/s/ KPMG LLP

Albany, New York
September 23, 2016